Exhibit 99.1

Press Contact:	Bill Price
732-524-6623 (work)
732-668-3735 (mobile)

For Immediate Release

    New Brunswick, N.J. (June 14, 2011) – Ronald A. Williams, former chairman and chief executive officer (CEO) of Aetna Inc., has been appointed to the Board of Directors of Johnson & Johnson (JNJ: NYSE), the world’s most comprehensive and broadly based health care products company.  Mr. Williams will serve on the Compensation & Benefits Committee and the Public Policy Advisory Committee of the Board.

    Mr. Williams served as chairman and CEO of Aetna, a leading diversified health care benefits company from 2006 to 2010, and as chairman from 2010 until his retirement in April 2011.  He currently serves on President Obama’s Management Advisory Board, which is helping to bring the best of business practices to the management and operation of federal government.  He is also an advisor to the private equity firm, Clayton, Dubilier & Rice, LLC, and serves as chairman of the board of Emergency Medical Services Corporation, a leading provider of facility-based physician services and medical transportation services in the U.S.

    “Ron has been a leader and advocate for meaningful health care reform in America throughout his career.  He brings our Board knowledge and experience based on a lifetime of caring about patients, serving as a catalyst for change in the delivery of health care, and in leading one of Fortune’s Most Admired health care companies,” said Bill Weldon, chairman and chief executive officer of Johnson & Johnson. “He is a welcome addition to the Board, and we look forward to working with him.”

    Mr. Williams joined Aetna in 2001 and was named chairman and chief executive officer in 2006.  His career focused on creating innovation and transparency in the health care industry, especially through information technology.  Prior to joining Aetna, Mr. Williams started his career in health care at Blue Cross of California in 1987 and served in various leadership roles with WellPoint Health Networks Inc., throughout his tenure there.

    Mr. Williams also serves on the board of directors of The Boeing Company and American Express Company, and on the Board of Trustees for the Connecticut Science Center.  He is a graduate of Roosevelt University in Illinois and holds a master’s of science degree from the Sloan School of Management at the Massachusetts Institute of Technology.

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